EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 and related Prospectus of Icahn Enterprises L.P. and to the incorporation by reference therein of our reports dated February 28, 2012, with respect to the consolidated financial statements of Federal-Mogul Corporation and the effectiveness of internal control over financial reporting of Federal-Mogul Corporation, included in Icahn Enterprises L.P.’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on March 12, 2012.

/s/ Ernst & Young LLP

Detroit, Michigan

September 5, 2012